Exhibit 99.1

                          LEUCADIA NATIONAL CORPORATION
                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                  212-460-1900

PRESS RELEASE



June 22, 1999

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt   (212) 460-1900


    LEUCADIA NATIONAL CORPORATION ANNOUNCES RESULTS OF OFFERS TO PURCHASE ITS
                     OUTSTANDING SENIOR SUBORDINATED NOTES


New York, New York .....Leucadia National Corporation (NYSE and PCX: "LUK")
announced today that it had completed its offers to purchase its outstanding 8-1/4% Senior Subordinated Notes due 2005 (the "8-1/4% Notes") and its outstanding 7-7/8% Senior Subordinated Notes due 2006 (the "7-7/8% Notes"), in each case at a purchase price of $1,010 per $1,000 principal amount (plus accrued and unpaid interest thereon to but not including the payment date). The tender offers expired at 12:00 p.m., New York City time, on June 21, 1999. The Company has accepted for payment $80,899,000 principal amount of the 8-1/4% Notes and $113,324,000 principal amount of the 7-7/8% Notes. $19,101,000 principal amount of the 8-1/4% Notes and $21,676,000 principal amount of the 7-7/8% Notes remain outstanding.

The Company's consent solicitation pursuant to the Consent Solicitation Statement and related Offer to Purchase dated May 18, 1999, with respect to the remaining 8-1/4% Notes and 7-7/8% Notes will continue until the earlier of June 30, 1999 or the date on which requisite consents are received, unless such date is extended. Only registered holders on June 23, 1999 (or such later date if determined by the Company) may consent.